Exhibit 99.2

W&T Offshore Announces Common Stock Offering

HOUSTON — July 12, 2006 — W&T Offshore, Inc. (NYSE: WTI) today announced that it intends to commence a public offering of 11.0 million shares of its common stock – 8.5 million shares offered by the Company and 2.5 million shares offered by senior management who were founders of the Company. The Company and selling shareholders intend to grant the underwriters a 30-day option to purchase a maximum of 1.65 million additional shares of its common stock. W&T Offshore intends to use the net proceeds from the primary portion of the offering to finance a portion of the cash consideration related to the Kerr-McGee transaction and to pay related fees and expenses. W&T Offshore will not receive any proceeds from the secondary shares sold by senior management.

Lehman Brothers, Jefferies & Company and Morgan Stanley are serving as joint book-running managers for the offering. A written prospectus and records relating to the offering may be obtained from the offices of Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Fax (631) 254-7268 or by e-mail at monica_castillo@adp.com; Jefferies & Company, Inc. at 520 Madison Ave., 12th Floor, New York, New York 10012, (212) 284-2011 or by e-mail at csmall@jefferies.com; and Morgan Stanley & Co. Incorporated, Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, (866) 718-1649 or by e-mail at prospectus@morganstanley.com.

The shares are being offered pursuant to an effective shelf registration statement that W&T Offshore previously filed with the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.